Exhibit (d)(3)

FOUNDER’S CONTENT AGREEMENT

This FOUNDER’S CONTENT AGREEMENT (this “Agreement”) is made and entered as of September 8, 2014 (the “Effective Date”) by and among Annie Withey (“Withey”), Annie’s, Inc., a Delaware corporation (together with its subsidiaries, the “Company”), and General Mills, Inc., a Delaware corporation (the “Parent”).

RECITALS:

A. Concurrently with the execution of this Agreement, the Company, Parent and Sandy Acquisition Corporation (“Merger Sub”), a wholly owned subsidiary of Parent, are entering into an Agreement and Plan of Merger pursuant to which Merger Sub would merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).

B. Prior to the Effective Date, the Company used Withey’s founder’s messages and story content in the advertising and promotion of food products sold by the Company, as well as on the Company product packaging (examples of which are attached hereto as Exhibit A and incorporated herein by reference “Annie’s Content”). In addition, the Company used Withey’s name, signatures and images (including photographs and video clips) of her (the “Personal Content”) in connection with the advertising and promotion of food products sold by the Company, on the Company product packaging and on the Company’s website.

C. The Company and its affiliates, including Parent and its affiliates after (and subject to) the Merger (“Licensees”) wish to continue to use the Annie’s Content and the Personal Content to market, advertise, promote and otherwise sell products carrying the Company name.

D. Withey wishes to limit the Company’s use of the Personal Content.

AGREEMENT:

NOW THEREFORE for and in consideration of the premises, and the mutual covenants and promises herein set forth, the parties hereto hereby agree as follows:

1. Assignment: Withey hereby assigns and transfers to the Company all of her right, title, and interest to Annie’s Content for use in connection with the sale and marketing of current and substantially similar products carrying the Company name (collectively, the “Products”). Furthermore, Withey hereby grants the Company a perpetual, royalty-free license to use the Personal Content, subject to the following conditions:

(a) The Company shall cease the use of photographs of Withey (or other personally identifiable images or likenesses of her) on packaging of Products produced more than one year after the date of the Merger;

(b) The Company’s use of photographs and videos of Withey should be substantially consistent with its current use of such photographs and videos;

(c) The Company shall not apply her signature to letters that she has not written (there being no obligation on the part of Withey to write any more letters after the Merger, but there shall be no time limit on the use of letters – and the use of her signature on them – for letters that she has written);

(d) The signatures used on such letters shall not include her last name;

(e) The use of Personal Content in connection with story content shall be factually accurate;

(f) the Company will use Withey’s signature and Withey’s image and likeness in a manner substantially consistent with the manner in which such items were used prior to the Merger (i.e., not in a derogatory manner or in connection with offensive products or advertising).

The foregoing assignment and license are irrevocable except in the case of a material uncured violation of one of the foregoing conditions occurring after written notice from Withey to the Company of a prior such violation. The foregoing license of Personal Content is exclusive as to currently-existing photographs and video clips. Withey reserves the right to use her name and signature for all purposes not precluded by the employment agreement between her and the Company dated on or about August 9, 2002, including in connection with the sale of fruits and vegetables grown on her farm. Withey acknowledges the Company’s existing rights to its own trademarks and other intellectual property, which rights are not affected by this Agreement.

2. Consideration: Each party acknowledges that the execution and consummation of this Agreement is required to close the transactions contemplated by the Merger and that good and valuable consideration has been exchanged for the rights and obligations under this Agreement. No royalties are payable in connection with rights granted to the Licensees in Section 1.

3. Covenants Regarding Public Image: Licensees and Withey each covenant and agree that they will not permit, do or commit any act or thing that would degrade, tarnish or deprecate or disparage the other party, the other party’s name or the public image of the other party or the Products in society or standing in the community, or prejudice the other party, and that it will terminate such activities promptly upon notice, it being understood that this Section 3 shall not apply to any dispute involving this Agreement between Withey and Licensees.

4. Miscellaneous:

(a) Governing Law: This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, excluding any rule or principle that might refer the governance or the construction of this Agreement to the laws of another jurisdiction.

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(b) Assignment: Parent and/or the Company may assign its rights to any Affiliate thereof or in connection with a sale of all or substantially all of the assets of the Company or any successor entity to a third party or to an affiliate. Otherwise, neither party shall assign its rights under this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the Effective Date.

WITHEY

/s/ Annie Withey
Annie Withey, an individual

PARENT

General Mills, Inc.

/s/ Kendall J. Powell
By: Kendal J. Powell
Its: Chief Executive Officer

THE COMPANY

Annie’s, Inc.

/s/ John M. Foraker
By: John M. Foraker
Its: Chief Executive Officer

[Founders Content Agreement Signature Page]

EXHIBIT A

(1) Withey Message:

(2) (Signature)

      Annie

      Founder, Annie’s Homegrown, Inc.

(3) Current Annie’s Homegrown, Inc. Product Packages (examples of which are depicted on page A-2)

(4) Content (examples of which are depicted on page A-3)

A-1

Packaging

•	“Dear Friend” notes

•	Signature (“Annie”)

•	“Annie Suggests” recipes

Examples:

A-2

Website content

•	Pictures

•	Videos

•	Stories/copy

Examples:

A-3